Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE
OCTOBER 13, 2010

CHESAPEAKE ENERGY CORPORATION ANNOUNCES MARC ROWLAND’S
PLANNED DEPARTURE AS CFO TO BECOME PRESIDENT OF FRAC TECH
SERVICES, LLC, IN WHICH CHESAPEAKE IS A 26% SHAREHOLDER, AND
PLANNED PROMOTION OF NICK DELL’OSSO TO CFO

OKLAHOMA CITY, OKLAHOMA, OCTOBER 13, 2010 – Chesapeake Energy Corporation (NYSE:CHK) today announced that Marcus C. Rowland, 58, its Chief Financial Officer for the past 18 years, will resign as of October 29, 2010 to join Cisco, Texas-based Frac Tech Services, LLC as its President. Frac Tech is one of the largest providers of hydraulic fracturing services in the U.S.  Chesapeake has invested approximately $375 million in Frac Tech and owns an approximate 26% interest in the company. Rowland will help strengthen Frac Tech’s management team as the company prepares for the next phase of its growth strategy. At Chesapeake’s request, Rowland will retain his seat as a director of Chesapeake Midstream Partners, L.P. (NYSE:CHKM).

Upon Rowland’s departure, Chesapeake plans to promote Domenic J. Dell’Osso, its current Vice President of Finance and Chief Financial Officer of Chesapeake’s wholly-owned midstream subsidiary Chesapeake Midstream Development, L.P., to become Chesapeake's new Senior Vice President and Chief Financial Officer.  Dell’Osso, 34, graduated from Boston College in 1998 with a degree in Economics and from the University of Texas with an MBA in 2003.  Before joining Chesapeake in 2008, Dell’Osso worked at Jefferies & Co. and Banc of America Securities as an energy investment banker.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “Marc was Chesapeake's first CFO and he has seen the highs and the lows along the way and always helped us take advantage of the next opportunity.  Among his many achievements during his career at Chesapeake has been his stewardship of the company’s strategic and financially important investment in Frac Tech, which was a much smaller player in the hydraulic fracturing market in 2006 when Chesapeake made its first investment.  Since that date, Marc has been an active and helpful Frac Tech director and this new position as President of Frac Tech is a logical next step for him.  While I will be sad to see him leave Chesapeake after 18 years, I am excited that he will be managing a very important strategic investment for Chesapeake that is likely worth well over $1 billion.  I expect Marc and Frac Tech will continue to be very successful and it will be enjoyable to watch and participate in their success in the years ahead. I am also looking forward to Nick becoming our next CFO.  Nick has been instrumental in the formation of our midstream joint-venture and its subsequent launch as a publicly traded MLP as well as our industry-leading VPP program."

Rowland added, “My 18 years with Chesapeake have been phenomenal.  It is difficult to put into words my many personal and positive experiences helping the company to grow from a small private company to become the large, successful public company that it is today.  Aubrey and my fellow management colleagues and employees are my life-long friends and have my utmost respect.

INVESTOR CONTACTS:		MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

“Only a unique opportunity to recreate the same experience at Frac Tech has caused me to make a career change.  My involvement with Frac Tech since Chesapeake’s investment in 2006 has allowed me to appreciate this high quality, integrated provider of hydraulic fracturing services onshore in the U.S. I look forward to helping grow Frac Tech for the benefit of its shareholders, including Chesapeake.”

Chesapeake Energy Corporation is the second-largest producer of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Fayetteville, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash and various other unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.  Further information is available at www.chk.com.